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                                                             EXHIBIT 99.CODE ETH

                                                                     Exhibit (a)

                                   SSgA FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

                              ADOPTED JULY 14, 2003

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This SSgA Funds' code of ethics (this "Code") for the SSgA Funds (collectively, "Funds" and each a "Fund") applies to the Funds' Principal Executive Officer, Chief Executive Officer, Treasurer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

     - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

     -   compliance with applicable laws and governmental rules and regulations;

     - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     -   accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Funds' and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations

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of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds' Board of Trustees ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

                               *     *     *     *

         Each Covered Officer must:

     - not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

     - not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds; and

     - not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

         There are some conflict of interest situations that may be discussed with a senior legal officer if material. Examples of these include:

     -   service as a director on the board of any public company;

     -   the receipt of any non-nominal gifts (in excess of $100);

     - the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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     -   any ownership interest in, or any consulting or employment relationship with, any of the Funds' service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

     - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     DISCLOSURE

     - Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

     - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' directors and auditors, and to governmental regulators and self-regulatory organizations; and

     - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

IV.      COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

         The Designated Officer as provided in the SSgA Funds Code of Ethics and as appointed by the Board ("Designated Officer") is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officers will be considered by the Board.

     - It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

     - In the event of any question of interpretation of the requirements under this Code, Covered Officers shall consult with the Designated Officer in order to assure compliance with the Code.

V.       REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

     - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing (in substantially the form as provided hereto as Exhibit B) to the Board that he has received, read, and understands the Code;

     - annually thereafter affirm to the Board that he has complied with the requirements of the Code;

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     -   annually provide a list of affiliated persons with respect to which each Covered Officer is an affiliated person. For purposes of this code. "Affiliated Persons" with respect to another person, means:

            a. any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;
            b. any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
            c. any person directly or indirectly controlling, controlled by, or under common control with, such other person;
            d. any officer, director, partner, co-partner, or employee of such other person;
            e. if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and
            f. if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

     - not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

     - notify promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Funds will follow these procedures in investigating and enforcing this Code:

     - the Designated Officer will take all appropriate action to investigate any potential violations reported to him/her;

     - if, after such investigation, the Designated Officer believes that no violation has occurred, the Designated Officer is not required to take any further action;

     - any matter that the Designated Officer believes is a violation will be reported to the Funds' Qualified Legal Compliance Committee ("QLCC");

     -   the QLCC will be responsible for granting waivers, as appropriate; and

     - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.      OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, administrator or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's and administrators principal codes of ethics under Rule 17j-I under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

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VII.     AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

VIII.    CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than Board and its counsel.

IX.      INTERNAL USE

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

X.       SANCTIONS

         Any violation of the rules and requirements set forth in the Code may result in the imposition of such sanctions as the Board, after review by the QLCC and its recommendation to the Board, may deem appropriate under the circumstances. These sanctions can include, but are not limited to:

     -   Dismissal for cause;

     -   Removal or suspension from office;

     -   Restitution to the damaged party; and/or

     -   Monetary fines.

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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS


Mark E. Swanson, Principal Accounting Officer, Principal Financial Officer and Treasurer

Agustin J. Fleites, Principal Executive Officer and Chief Executive Officer

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                            EXHIBIT B (EXAMPLE ONLY)

                                 ACKNOWLEDGMENT

To the Board of Trustees of the SSgA Funds:


I,---------------------------------, acknowledge that I have received the
              Printed Name
SSgA Funds Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") dated July 14, 2003. I have read the Code and understand its policies and provisions, and I agree to be bound by the terms and conditions set forth therein.


By:
   ----------------------------------------
   Signature

Print Name:
           --------------------------------

Dated:------------------------------, 20---